As filed with the Securities and Exchange Commission on July 31, 2002

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENENCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	16-1362385
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

925 Page Mill Road
Palo Alto, California 94304
(Address of Principal Executive Offices) (Zip Code)

Genencor International, Inc.
2002 Omnibus Incentive Plan
(Full title of the plan)

Stuart L. Melton
Senior Vice President, General Counsel and Secretary
Genencor International, Inc.
925 Page Mill Road
Palo Alto, California 94304
(Name and address of agent for service)

650-846-7500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share(1)	price(1)	registration fee

Common Stock, par value $.01 per share	7,655,000	$8.48	$64,914,400	$5,973

(1)	Estimated in accordance with Rule 457(c), as of July 24, 2002, solely for the purpose of calculating the registration fee.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;
(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 26, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers the Registrant to indemnify, subject to the standards set forth therein, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving as such with respect to another entity at the request of the Registrant. The DGCL also provides that the Registrant may purchase insurance on behalf of any such director, officer, employee or agent. Section 8.1 of the Registrant’s Bylaws provides that the Registrant will indemnify its officers and directors, and persons serving at its request as officers, directors, employees and agents of other entities, to the fullest extent indemnification may be permitted under Delaware law. The Registrant provides directors’ and officers’ liability insurance coverage for its directors and officers.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article 8 of the Registrant’s Restated Certificate of Incorporation provides for the elimination or limitation of personal liability set forth in clauses (i) through (iv) of Section 102(b)(7) of the DGCL.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     Exhibits filed as part of this Registration Statement are listed on the Index to Exhibits located at page 8 hereof.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                              (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) shall not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2)	That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 31st day of July, 2002.

Genencor International, Inc.

By: /s/ Stuart L. Melton

Stuart L. Melton
Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 31st day of July 2002.

Signature	Title

*	Director, Chairman and
Chief Executive Officer
W. Thomas Mitchell	(Principal Executive Officer)

*	Senior Vice President and
Chief Financial Officer
Raymond J. Land	(Principal Financial Officer)

*	Vice President and Corporate Controller
(Principal Accounting Officer)
Darryl L. Canfield
*
Director
Soren Bjerre-Nielsen
*
Director
Bruce C. Cozadd
*
Director
Juha Kurkinen

*
Director
Theresa K. Lee
*
Director
Robert H. Mayer
*
Director
Joseph A. Mollica
*
Director
Gregory O. Nelson
*
Director
Norbert G. Riedel
*
Director
James P. Rogers

*By: /s/ Stuart L. Melton

Stuart L. Melton
Attorney-in-Fact

INDEX TO EXHIBITS

(4)

4.1	Form of Restated Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3.3 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36452) filed on July 24, 2000.

4.2	Form of Amended and Restated Bylaws is incorporated herein by reference to Exhibit 3.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36452) filed on July 24, 2000.

4.3	Form of Form of Specimen Common Stock Certificate is incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36452) filed on July 24, 2000.

4.4	Note Agreement for the $140,000,000 6.82% Senior Notes due 2006 between the Company and the purchasers identified therein, dated March 28, 1996 is incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36452) filed on June 26, 2000.

4.5	$32,000,000 Three Year Credit Agreement dated as of January 31, 2001 among the Company, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-61450) filed on May 23, 2001.

4.6	$16,000,000 364-Day Credit Agreement dated as of January 31, 2001 among the Company, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent is incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-61450) filed on May 23, 2001.

4.7	Amendment No. 1 dated as of April 20, 2001 to the $32,000,000 Three Year Credit Agreement dated as of January 31, 2001 among the Company, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent is incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-61450) filed on May 23, 2001.

4.8	Amendment No 1. dated as of April 20, 2001 to the $16,000,000 364-Day Credit Agreement dated as of January 31, 2001 among the Company, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent is incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (Registration No. 333-61450) filed on May 23, 2001.

4.9	Amendment No. 2 dated as of January 31, 2002 to the $16,000,000 364-Day Credit Agreement dated as of January 31, 2001 among the Company, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent is incorporated herein by reference to Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.10	Letter Agreement dated as of January 31, 2002 among JP Morgan Chase Bank, ABN AMRO Bank, NV, the Bank of New York, Credit Suisse First Boston and the Company regarding Credit Agreements dated as of January 31, 2001 and Acquisition of Enzyme Bio-Systems is incorporated herein reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

+5.1	Opinion of Harter, Secrest & Emery LLP

+23.1	Consent of Harter, Secrest & Emery LLP (included as part of Exhibit 5.1)

+23.2	Consent of PricewaterhouseCoopers LLP

+24.1	Power of Attorney

99.1	Genencor International, Inc. 2002 Omnibus Incentive Plan, which is the successor to the Genencor International, Inc. Stock Option and Stock Appreciation Right Plan, is incorporated herein by reference to the Company’s 2002 Definitive Proxy Statement filed on April 19, 2002.

+	Exhibit filed with this Registration Statement.